Exhibit 99.1

Blue Apron Appoints Tim Bensley as Chief Financial Officer

Bensley brings over three decades of experience in diverse finance and strategy leadership roles

May 17, 2018 (NEW YORK, NY) — Blue Apron Holdings, Inc. today announced the appointment of Tim Bensley as Chief Financial Officer, with an expected start date of May 21. A veteran finance executive, Bensley brings to Blue Apron over 30 years of diverse finance and strategy leadership experience, including deep expertise in the consumer packaged goods and food retail industries. As CFO, he will lead financial operations across the company, reporting directly to Chief Executive Officer Brad Dickerson and serving on the company’s executive leadership team.

Bensley most recently served as CFO of Acosta, Inc., a private-equity backed company with more than 30,000 employees in 100 locations globally that provides multi-channel sales, marketing and business intelligence services to many of the world’s leading food and consumer packaged goods companies.

Prior to joining Acosta, Bensley spent 29 years at PepsiCo, Inc. Starting at the Frito-Lay North America division, he progressed over five years through various roles in supply chain operations. Bensley spent the next 15 years in various finance leadership positions at Frito-Lay North America, heading the FP&A, Supply Chain Finance and Sales Finance organizations before being promoted to CFO of Frito-Lay Canada in 2005. In 2007, he moved to PepsiCo’s headquarters in Purchase, NY to lead the Corporate Strategy Group and was appointed CFO of Pepsi-Cola North America in 2008. In 2010, Bensley was promoted to CFO of PepsiCo Americas Foods, a division of PepsiCo with approximately $23 billion in revenue at such time. He was appointed Senior Vice President of PepsiCo Global Transformation in 2012, a global task force charged with leading and managing organizational change of PepsiCo’s global operating model and core business processes.

“Following a rigorous search for a CFO who can make an immediate impact on our business, I am thrilled to have Tim join our team,” said Brad Dickerson, Blue Apron CEO. “Tim brings over three decades of exceptional leadership experience, including a track record of delivering against a growth agenda with a positive impact on business results, and relevant expertise in the food and consumer packaged goods space. He will play an instrumental role in helping us achieve our strategic goals as we continue on the path of taking transformative actions to drive strong and sustainable growth.”

“I am excited to join the passionate and dynamic team at Blue Apron,” said Bensley. “The company has reached an inspiring inflection point, and as CFO I look forward to contributing to the company’s growth as we build on recent progress in our core business while expanding our powerful brand to new channels and new consumers.”

Bensley received a Bachelor’s degree in Engineering from the United States Military Academy at West Point. Upon graduating, he spent five years as an Officer in the U.S. Army, where he progressed to Captain and served as a Company Commander. He also holds a Master’s degree in Project Management from Boston University.

About Blue Apron

Blue Apron’s mission is to make incredible home cooking accessible to everyone. Launched in 2012, Blue Apron is reimagining the way that food is produced, distributed, and consumed, and as a result, building a better food system that benefits consumers, food producers, and the planet. The Company has developed an integrated ecosystem that enables the Company to work in a direct, coordinated manner with farmers and artisans to deliver high-quality products to customers nationwide at compelling values.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other similar expressions. Blue Apron has based these forward looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, risks related to its announced management and organizational changes, the continued service and availability of key personnel, its ability to expand its product assortments by offering additional products for additional consumer segments, the Company’s anticipated growth strategies, anticipated trends and challenges in its business, and its expectations regarding, and the stability of, its supply chain, and the risks more fully described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 5, 2018 and other filings that Blue Apron may make with the SEC in the future. Blue Apron assumes no obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise.

Blue Apron Contact

Louise Ward

Louise.Ward@blueapron.com